June 19, 2017

Albuquerque Suite Hospitality LLC
Restructuring Agreement-Second Addendum

This Agreement is made as of June 19, 2017, and amends the Restructuring Agreement made as of August 30, 2010 and amended December 9, 2013, by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company (“Rare Earth”);

RRF LIMITED PARTNERSHIP, a Delaware limited partnership(“RRF”);

INNSUITES HOSPITALITY TRUST, an Ohio business trust (“IHT”) and General Partner of RRF; and

ALBUQUERQUE SUITE HOSPITALITY LLC, an Arizona limited liability company (“ASH”)

RECITALS:

A.	ASH owns and operates the Albuquerque InnSuites Hotel & Suites, a 100-unit hotel in Albuquerque, New Mexico (the “Property”)

B.	ASH is currently owned approximately 50.5% by IHT and approximately 0.04% by Rare Earth.

C.	Rare Earth and IHT wish to restructure ASH, creating 250 additional Class A membership interests (referred to collectively as “Interests”), and cause ASH to offer and sell up to 250 Class A Interests in ASH to accredited investors for 2,500,000 (the “Offering”). Rare Earth, as the Administrative Member of ASH, will coordinate the Offering and sale of Class A Interests to third parties. Rare Earth, IHT and other affiliates may purchase Interests under the Offering. If IHT purchases Interests, they will be designated Class B Interests. If Rare Earth buys Interests, they will be designated Class C Interests. ASH will offer 50 new Class A Interests, and the proceeds from the sale of those Interests will be used to repay loans of $500,000. IHT will sell 200 Class B Interests.

D.	Proceeds from the Offering will be used: (a) in part to repay IHT up to $500,000 of its loan of $800,000; and (b) to pay IHT $200,000 to purchase 200 Class B Interests for $10,000 each.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1.	Prior restructuring of ASH. Rare Earth, as the sole Administrative Member, has or will amend the Articles of Organization and Operating Agreement, in form and substance acceptable to IHT and Rare Earth and ASH for ASH to confirm that:

(a)	ASH is a member managed limited liability company;

(b)	There are three classes of Membership Interests authorized for issuance in amounts sufficient to accommodate the Offering and provide for distribution and liquidation rights and preferences as described in Section 3 and 7 below;

(c)	Rare Earth is the Administrative Member of ASH;

(d)	The total number of ASH Interests will increase from 550 to 600 with the 50 new Class A Interests created to provide $500,000 in proceeds to be paid to IHT to reduce approximately $800,000 in advances from IHT to ASH by $500,000.

2.	Offering. ASH will conduct an Offering to accredited investors only of up to 250 Class A Interests at $10,000 per Interest (the “Offering Price”), for a total Offering of $2,500,000 (the “Offering”). The Offering Price per Interest of $10,000, is the same as the 2010 Offering, and 2013 Offering which reflects the appraised value of the Property of $4,900,000, less current debt and other liabilities for a net equity value. The Offering contemplates the sale of Interests to retire $500,000 in ASH intercompany debt, and the purchase of 200 Class B Interests from IHT with the proceeds of sale from 200 new Class A Interests. Subject to the closing of the Offering, IHT will pay (a) a Restructuring and Offering Fee to Rare Earth of $200,000 provided at least 100 Interests are subscribed; and (b) offering costs of $30,000. There is a provision for over subscription of up to 40 Interests at $10,000 per Interest.

3.	Interests.

(a) All 600 Membership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch up rights described in paragraph 3(b), and (2) the Administrative Member’s 50% profit participation right described in paragraph 3(e). All Interests will be redeemable by ASH for $10,000 after payment of all distributions to which such Interests are entitled under paragraphs 3(b) and (c).

(b) All Membership Interests were entitled to receive priority distributions annually from ASH of $700 per $10,000 Interest through December 31, 2015 which has now been all paid. Priority distributions will be paid first to new Class A Interests, second to old Class A, Interests, Class B Interests and third to Class C Interests. Priority distributions will be cumulative through December 31, 2019, so that all priority distributions must be paid in full to new Class A Interests before any priority distributions are paid to old Class A Interests, Class B Interests or Class C Interests, and all priority distributions are paid to Class C Interests. IHT, Rare Earth, James Wirth and certain named affiliates may elect to defer receiving all priority distributions to other holders have been paid current. Upon completion of priority distributions due new Class A Interests through December 31, 2019, Class A and Class B Interests will not participate in distributions by ASH until Class C priority distributions have been paid current through December 31, 2019. If a Triggering Event of ASH occurs (including a sale or refinancing of substantially all of the assets of ASH or merger, sale, liquidation or other ending up of ASH) prior to the payment of all priority distributions of Class A, B, and C Interests, such priority distribution will be paid to the respective Members out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member’s participation described in 3(e)).

(c) After December 31, 2019, all Membership Interests will be entitled to annual distributions of $700 per $10,000 Interest, which will be cumulative. All Interests will share equally in all such distributions. If a Triggering Event (as described in 3(b)) of ASH occurs prior to the payment of any accumulated distributions to the Members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member’s participation described in 3(e)). In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Members, all Members will participate pro rata in the funds available for distribution to them. A special preference to the newly issued 250 Class A Interests will be in effect from September through December 31, 2019 at 7% ($700 per Interest) in preference to old Class A Interests, Class B Interests and Class C Interests.

(d) Distributions will be payable quarterly in arrears based on calendar quarters, due 45 days after the end of the quarter. Distributions will be made every three months provided, in the sole judgment and discretion of the Administrative Member, cash is available for such distributions. ASH will use its best efforts to pay the quarterly distributions contemplated in paragraphs 3 (b) and (c).

(e) In the event that either (a) all Interests have been redeemed or (b) all Interests are current in the distributions to which they are entitled and each Interest has been received distributions totaling at least $10,000, Rare Earth will receive 50% of (1) any distributions made by ASH and (2) the proceeds from any Triggering Event (as defined in 3(b)) as consideration for its role as Administrative Member.

4.	Payments to ASH. 100% Proceeds of first 50 Interests of this offering will be payable to ASH in consideration for newly created equity in ASH. Expenses of this offering will all be paid by IHT, which will receive payment for the sale of 200 Class B Interests to ASH.

5.	Best Efforts. Rare Earth will use its best efforts to sell 250 Interests on or before December 15, 2017.

6.	Removal of Administrative Member. At any time, a Majority-in-Interest of the Class A Members may remove Rare Earth as Administrative Member and elect a new Administrative Member. Notwithstanding its removal as Administrative Member pursuant to this paragraph, Rare Earth will retain the participation right described in paragraph 3(e).

7.	Ownership of ASH. The table below demonstrates the capital structure of ASH immediately upon restructuring, the capital structure in the event of the sale of 250 Class A Interests in the Offering.

In the event of Sale of 50 newly created Class A Interests and sale of 200 Class B Interests by IHT, which will be paid for by proceeds from the sale of 200 new Class A Interests

	Current	In the Event of Sale of 250 Class A Interests
Owners	Interests	Interests
Third Parties	273	521
IHT (Class B)	278	78
Rare Earth (Class C)	0.5	1
Total Interests	550	600

8.	Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b) Waiver. No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced. No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or difference from the breach or default waived.

(c) Severability. All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d) Entire Agreement. This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written. This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

[Signature Page to Follow]

The parties have executed this Agreement effective as of the date first written above.

INNSUITES HOSPITALITY TRUST		RARE EARTH FINANCIAL LLC

By:	/s/ InnSuites Hospitality Trust	By:	/s/ Rare Earth Financial, LLC

Its:	/s/ James Wirth, CEO	Its:	/s/ James Wirth, Managing Member

ALBUQUERQUE SUITE HOSPITALITY LLC

By: REF, Administrative Member

By:	/s/ Rare Earth Financial, LLC

Its:	/s/ James Wirth, Managing Member